Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Sun Edison LLC

Year Ended December 31, 2008

With Report of Independent Auditors

Sun Edison LLC

Consolidated Financial Statements and Other Financial Information

Years Ended December 31, 2008

Report of Independent Auditors

Board of Directors and Members of

Sun Edison LLC

We have audited the accompanying consolidated balance sheet of Sun Edison LLC and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statement of operations, changes in members’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2008 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

May 8, 2009

Sun Edison LLC

Consolidated Balance Sheet

(In Thousands, Except Units)

December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$36,713
Accounts receivable (net of allowance for doubtful accounts of $1,330)	4,600
Due from SunE Solar Fund I, LLC	408
Inventories	76,757

Prepaid expenses and other current assets	8,930

Restricted cash	28,780
VAT receivable	9,759

Total current assets	165,947

Property and equipment, net	278,908
Goodwill	1,584
Other intangible assets, net	48

Restricted cash, less current portion	2,460
Deferred tax asset	118
Other long-term assets	5,652

Total noncurrent assets	288,770

Total assets	$454,717

Liabilities and members’ equity (deficit)
Current liabilities:
Accounts payable	$51,961
Accrued equity-based compensation	7,829
Other accrued expenses	32,802
Deferred revenue	962
Current portion of notes payable and capital leases	93,661

Total current liabilities	187,215

Notes payable and capital leases, net of current portion	225,224
Deferred subsidy revenue, net of current portion	10,878
Other long-term liabilities	365

Total liabilities	423,682

Minority interest	4,984

Members’ (deficit) equity:
Class A units (authorized units – 2,500; 1,191 units issued and outstanding)	20,652
Class B units (authorized units – 200; 200 units issued and outstanding	2,592
Class C units (authorized units – 2,500; 1,840 units issued and outstanding)	268,049
Class D units (authorized units – 300; 41 units issued and outstanding)	9,000
Accumulated other comprehensive loss	(2,338)
Additional paid-in capital	4,825
Accumulated deficit	(276,729)

Total members’ equity	26,051

Total liabilities and members’ equity	$454,717

See accompanying notes.

Sun Edison LLC

Consolidated Statement of Operations

(In Thousands)

For the Year Ended December 31, 2008
Revenue:
Sale of PV systems	$28,664
Energy system rentals	8,314
Incentive and SREC revenue	10,484
Operations and maintenance revenues	975

Total revenue	48,437
Cost of revenue:
Cost of revenue – sale of PV Systems	28,773
Costs of revenue – energy systems rentals (including depreciation and amortization of $4,482)	5,908
Other costs of revenue	285

Total cost of revenue	34,966

Gross profit	13,471

Operating expenses:
Selling, general and administrative	101,686
Impairment of long-lived assets and goodwill	24,523
Depreciation and amortization	4,670

Total operating expenses	130,879

Loss from operations	(117,408)

Other income (expense):
Interest expense	(13,046)
Interest income	1,814
Foreign currency transaction losses	(8,891)
Other (expense) income	(496)

Total other expense	(20,619)

Loss before income taxes	(138,027)
Income tax expense (benefit)	(3,196)

Net loss before minority interest	(134,831)
Minority interest of subsidiaries	330

Net loss	$(134,501)

See accompanying notes.

Sun Edison LLC

Consolidated Statement of Changes in Members’ Equity (Deficit)

Year Ended December 31, 2008

(In Thousands, Except Units)

	Class A		Class B		Class C		Class D		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
December 31, 2007	1,087	$3,891	200	$2,592	1,455	$185,262	—	$—	$—	$—	$(136,417)	$55,328

Cash contributions for units	1	199	—	—	358	76,976	41	9,000	—	—	—	86,175
Issuance of units for EnFlex Corporation acquisition (Note 2)	29	5,587	—	—	—	—	—	—	—	—	—	5,587
Additional BISS Business Institute Solar Strategy GmbH purchase consideration (Note 2)	1	121	—	—	—	—	—	—	—	—	—	121
Issuance per tender offer (Note 16)	70	10,053	—	—	—	—	—	—	—	—	—	10,053
Stock compensation (Note 16)	3	827	—	—	—	—	—	—	4,825	—	—	5,652
Redemption and reissuance of units (Note 17)	—	—	—	—	27	5,811	—	—	—	—	(5,811)	—
Tax distributions	—	(26)	—	—	—	—	—	—	—	—	—	(26)
Net loss											(134,501)	(134,501)
Other comprehensive income (loss):
Currency translation adjustments	—	—	—	—	—	—	—	—	—	(105)	—	(105)
Interest rate swaps	—	—	—	—	—	—	—	—	—	(2,309)	—	(2,309)
Forward currency contracts	—	—	—	—	—	—	—	—	—	76	—	76

December 31, 2008	1,191	$20,652	200	$2,592	1,840	$268,049	41	$9,000	$4,825	$(2,338)	$(276,729)	$26,051

See accompanying notes.

Sun Edison LLC

Consolidated Statement of Cash Flows

(In Thousands)

For the Year Ended December 31, 2008
Cash flows from operating activities
Net loss	$(134,501)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	9,153
Stock-based compensation expense	26,851
Impairment of long-lived assets and goodwill	24,523

Change in operating assets and liabilities:
Accounts receivable	3,771
Inventory	(36,685)
Other assets	(5,534)
VAT receivable	(9,759)
Accounts payable and accrued expenses	18,579
Deferred revenue	5,939
Minority interest in income of subsidiaries	4,983
Other	1,606

Net cash used in operating activities	(91,074)

Cash flows from investing activities
Restricted cash	(22,248)
Sale of investments and notes, net	370
Payment for acquisitions, net of cash acquired	(5,857)
Purchase of property and equipment	(10,458)
Construction of property and equipment – solar energy systems	(217,555)

Net cash used in investing activities	(255,748)

Cash flows from financing activities
Proceeds from notes payable	111,191
Repayment of notes payable	(60,778)

Proceeds from sale/capital leasebacks	131,097
Proceeds from financing obligations	46,423
Repayment of capital leases	(12,397)
Member cash contributions	86,175
Other	(24)

Net cash provided by financing activities	301,687
Effect of exchange rate changes on cash and cash equivalents	(105)

Net change in cash and cash equivalents	(45,240)
Cash and cash equivalents, beginning of year	81,953

Cash and cash equivalents, end of year	$36,713

See accompanying notes.

Sun Edison LLC

Notes to Consolidated Financial Statements

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

1. Organization and Summary of Significant Accounting Policies

Sun Edison LLC (together with its subsidiaries, the “Company” or “Sun Edison”), a Delaware limited liability company, is a solar energy services provider that has integrated the design, installation, monitoring and financing of solar energy systems in order to provide a comprehensive solar energy services solution. The Company typically enters into a solar power services agreement (“SPSA”) to sell electricity generated from solar energy for a fixed period of time. The revenue that the Company recognizes through sales of solar energy systems to third parties or unconsolidated variable interest entities is recorded as “Sale of PV Systems” in the consolidated statements of operations. The Company also has financed some of its solar energy systems through non-recourse project financing.

Commencing on March 31, 2007, the Company entered into a Master Lease arrangement (“the Master Lease”) with a syndicate of financial institutions in which the financial institutions agreed to purchase under the Master Lease solar energy systems (“SES”) constructed by the Company and then simultaneously lease back such systems (“the Sale/Leaseback”). As a result of this arrangement, the Company records a lease liability and the SES is retained on its balance sheet.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Since the Company began operations in 2003, the Company has grown substantially through acquisitions. The table below lists all of the Company’s acquisitions. See Note 2 to consolidated financial statements for additional information on the current year acquisitions.

Acquisition	Type of Business	Year Acquired
New Vision Technologies, Inc.	Solar Energy System Installer	2006
Team Solar, Inc.	Solar Energy System Installer	2006
Island Energy Solutions, Inc.	Solar Energy System Installer	2007
EnFlex Corporation	Software Developer	2008
Local Electric Co., Inc.	Solar Energy System Installer	2008
BISS Business Institute Solar Strategy GmbH	Solar Energy System Developer and Consultant	2008

Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Sun Edison LLC and all of its subsidiaries as well as any variable interest entities for which the Company is deemed the primary beneficiary. All significant intercompany transactions and balances are eliminated during consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that the Company make estimates and assumptions that affect the amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Sale/Leaseback Transactions

The Company entered into a Master Lease with financial institutions under which the financial institutions agreed to purchase SESs constructed by the Company and then simultaneously lease back such SESs to the Company. In addition, the Company entered into one sale/leaseback for a land-mounted system with a bank on terms generally consistent with the Master Lease. Under the terms of the Master Lease, generally each SES which is sold to the financial institution is assigned a Lease Schedule which sets forth the terms of that particular SES’s lease such as the minimum lease payments, basic lease term and renewal options (if any), buyout or repurchase options (if any) and end of lease repurchase options.

Because the terms of the SES’s Lease Schedule may differ from the terms applicable to other SESs, the Company must determine the appropriate classification of the Sale/Leaseback on a project-by-project basis. The terms of the Lease Schedule may result in either one of the following Sale/Leaseback classifications:

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Sale/Capital Leaseback – Sale/Capital Leaseback classification occurs when the terms of the Lease Schedule for an SES result in a capital lease classification under Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases. Generally, this classification occurs when the term of the lease is greater than 75% of the estimated economic life of the SES.

Failed Sale/Leaseback (Financing) – Generally, the financing method is applicable when the Company has determined that the assets under the lease are real estate as defined by SFAS No. 66, Accounting for Sales of Real Estate, and SFAS No. 98, Accounting for Leases. Generally, this occurs due to either the lease involving land or the determination that the leased equipment is integral equipment as defined by Emerging Issues Task Force (EITF) 00-13, Determining Whether Equipment is Integral and the Company has Continuing Involvement. In situations in which the Company has concluded the leased asset is real estate, the Company’s option

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

to repurchase the assets under the Master Lease constitutes continuing involvement under SFAS No. 98 and the transaction must be accounted for as a financing transaction. This accounting is generally applicable to the Company’s land-mounted systems as they either include land in the lease or are deemed integral equipment due to the estimated cost to move and reinstall the system.

During the year ended December 31, 2008, the Company completed 86 SES’s, which the Company sold and leased backed under a master lease arrangement and are classified as follows:

Lease Classification	2008
Sale/capital leaseback	78
Financing transaction	8

Total	86

As more fully described in Note 4, the classification of a sale/leaseback transaction as a capital lease results in the deferral of any profit on the sale. The profit is recognized over the term of the lease as a reduction to depreciation expense. Under a sale/leaseback transaction classified as a failed sale/leaseback (financing transaction), the Company has no profit to recognize as no sale is recognized. However, the full amount of the financing proceeds is recorded as a liability. Lease payments are classified as interest. Since the payments to the lessor under the financing transaction for the minimum lease payments are considered interest, the Company expects to recognize a gain on the extinguishment of debt at the end of the lease term.

Variable Interest Entities

In accordance with Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB 51 (“FIN 46-R”), variable interest entities (VIEs) are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. All VIEs must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

SunE Solar Fund I, LLC (“SUNE 1 Fund”)

On March 15, 2006, the Company and The Goldman Sachs Group, Inc. amended the SUNE 1 Fund’s Limited Liability Agreement, which pursuant to FIN 46-R constitutes an event that required the Company to reconsider if it remained the primary beneficiary of the SUNE 1 Fund. The amendment to the Limited Liability Agreement changed the allocation of expected losses, as that term is defined in FIN 46-R, to the members of the SUNE 1 Fund. The Company determined it was no longer the primary beneficiary and deconsolidated the SUNE 1 Fund beginning March 16, 2006.

Since the Company is not considered the primary beneficiary of the SUNE 1 Fund, for the year ended December 31, 2008, the SUNE 1 Fund is not consolidated by the Company. The Company’s share of the SUNE 1 Fund’s losses based on the application of the equity method is approximately $6 for the year ended December 31, 2008, and is classified in the consolidated statements of operations as other income (expense). The SUNE 1 Fund has a fiscal year ending on the last Friday of November.

Generally, each SES is owned by a separate limited liability company (“SMLLC”) owned 100% by the SUNE 1 Fund, which serves to limit liability to the amounts invested in each SMLLC. However, for business, legal or other reasons, the Company may elect to contribute additional amounts to one or more SMLLCs to cover, among other things, liabilities of the SMLLCs. At December 31, 2008, the total amounts invested in the SUNE 1 Fund, and the maximum loss the Company is subject to, totaled approximately $13 excluding $408 of amounts due from the SUNE 1 Fund which was collected in full in 2009.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The following table presents the SUNE 1 Fund condensed consolidated balance sheets and consolidated statements of operations as of and for the fiscal year ended November 28, 2008.

November 28, 2008
Balance Sheet
Current assets	$2,049
Noncurrent assets (primarily SES)	43,481

Total assets	$45,530

Current liabilities	$2,431
Noncurrent liabilities	25,902

Total liabilities	28,333
Members’ equity	17,197

Total liabilities and members’ equity	$45,530

Year Ended November 28, 2008
Statement of Operations
Revenues	$2,845
Cost and expenses applicable to revenues	3,018

Loss from operations	$(173)

Investments in Parsosy Borges Blanques 1, S.L. and Parsosy Juneda, S.L.

SunEdison Spain, S.L.U., a 100% owned company organized in Spain, entered into joint venture agreements with Inversiones Solares Sunergy, S.L.L. (“Sunergy”) related to two separate entities called Parsosy Borges Blanques 1, S.L. (“Borges”) and Parsosy Juneda, S.L. (“Juneda”) whereby each own 50% of the membership interests in each entity. Borges and Juneda are engaged in the development, operation and maintenance of a solar power generation system as well as the transmission and distribution of the electricity generated by the system. The Company concluded that Borges and Juneda are variable interest entities. The Company determined that the primary beneficiary of the Borges and Juneda entities is Sun Edison and they were consolidated with the operations of the Company.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with maturities of three months or less from the date of acquisition.

Restricted Cash

Restricted cash consists of cash on deposit in financial institutions that are restricted from use in operations. In certain transactions, the Company has agreed to issue a letter of credit or provide security deposits regarding the performance or removal of an SES. In addition, in certain states within the United States and select international markets, security deposits may be required for construction warranty obligations. These funds are available to the contracting party for any damages incurred or amounts owed by the Company during the term of the agreement. Funds remaining at the end of the contract term are distributed to the Company. In addition, significant incentive application fees are deposited with local governmental jurisdictions which are held until the construction of the applicable SES is completed. Finally, pursuant to the Master Lease arrangement discussed above under the caption, “Sale/Leaseback Transactions,” cash received during the lease term is subject to a security and disbursement agreement which generally establishes a reserve requirement for scheduled lease payments under the Master Lease for each leaseback arrangement as well as certain additional reserve requirements that may be temporarily required in an accrual account. In addition, all of the reserve requirements for all projects of the Master Lease must be satisfied before the cash restrictions are removed.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Warranty

The Company generally warrants the operations of its SESs. The Company has determined that the only material potential exposure under this warranty is for the parts and materials of an SES which are primarily covered under third party supplier warranties, generally for periods of up to 20 years. Since the exposure under the warranty is borne by these third parties, the Company has not recorded a warranty liability. The Company monitors the status of the third party suppliers, and in the event the Company determines one of the third party suppliers is no longer able to meet its warranty obligations, the Company evaluates the need to accrue a warranty liability.

Revenue and Cost Recognition

The Company generates its revenue primarily through the sales of its SESs to third parties or to unconsolidated variable interest entities. The Company also generates revenues associated with the energy produced and for services performed with respect to unconsolidated PV systems, as well as incentives including the receipt and sale of incentive and SREC credits.

Sale of PV Systems

Fixed-Price Contracts

Revenues from fixed-price construction contracts with third parties and VIEs in which the Company is not deemed to be the primary beneficiary are recognized on the percentage-of-completion method, measured by expended labor hours to total estimated labor hours for each contract. These revenues are recorded in the Company’s consolidated statement of operations as Sale of PV Systems. The percentage-of-completion method, using expended labor hours to total estimated hours, is used because management considers expended labor hours to be the best available measure of progress on these contracts. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and travel costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue and are recognized in the period in which the revisions are determined.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The costs incurred to date on uncompleted firm fixed-price contracts in excess of amounts billed to date are recognized as costs and estimated earnings in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets.

Construction of Non-Contracted Systems

The Company may construct a SES for which the Company does not have a fixed-price construction contract. In certain instances, the Company may construct a system and retain ownership of the system as more fully described above under “Sale/Leaseback Transactions” and in Note 5. For these projects, the Company capitalizes the cost of construction to property and equipment and depreciates the system over its estimated useful life. As of December 31, 2008, $220,257, was recorded in property and equipment related to these projects, net of deferred gains. For these projects, the Company earns revenues associated with the energy generated by the SES.

In some instances, the Company may enter into a firm fixed-price contract to construct a SES after construction has begun. For these projects, the Company will account for the project under the percentage-of-completion method upon execution of the construction contract with the third party.

The Company may also enter into a sale agreement to sell a completed SES to a third party or a VIE in which the Company is not deemed to be the primary beneficiary. In these transactions, the Company will recognize the sale of the SES at the time a sales arrangement with the third party is executed, delivery has occurred and the Company has determined that the sales price is fixed or determinable and collectible. For SESs under construction for which the Company intends to retain ownership and finance the system under the Master Lease described above, the Company recognizes all costs incurred for construction of these SES as construction-in-progress, a component of the Company’s property and equipment.

For SESs under construction for which a third party construction contract has not been executed and for which the Company does not anticipate retaining ownership under the Master Lease described above, the construction costs associated with these in-process SESs are recognized in inventory as work-in-process.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Operations and Maintenance

Operations and maintenance revenue is billed and recognized as services are performed. Costs of revenues related to operations and maintenance revenue are expensed in the period they are incurred.

Energy System Rentals

The Company typically enters into SPSAs whereby the customer agrees to pay the Company for the electricity generated and maintenance and monitoring services provided by the Company. For an SES owned or leased by the Company, energy services revenue is billed monthly one month in arrears and any necessary adjustments made have been immaterial. For an SES owned by third parties or a non consolidated VIE, the Company provides billing and collection services as well as maintenance and monitoring services. Energy revenue generated by an SES owned by third parties or a non consolidated VIE is not revenue of the Company.

In accordance with EITF 01-08, Determining Whether an Arrangement Contains a Lease, the Company has concluded that the SPSAs represent operating leases with contingent rents. Accordingly, the Company recognizes these energy services billed to customers as “energy system rentals” in the accompanying consolidated statements of operations.

Incentives and Solar Renewable Energy Certificates (SREC) Revenue

For Company-owned SESs (including those capitalized under capital leases and failed sale/leasebacks classified as financing obligations), the Company may receive incentives or subsidies from various state governmental jurisdictions that are deferred. Revenue from SRECs are recognized when the SRECs are received or generated if we have executed a contract relating to the sale of the SRECs to a third party. Revenue relating to other incentives that are based on the level of energy produced by the Company’s solar energy systems is recognized as revenue in the periods in which the incentives are earned. All other incentive revenue is recognized in the Company’s consolidated statement of operations on a straight-line basis over the depreciable life of the SES. At December 31, 2008, the Company has recorded $11,120 in deferred subsidy revenue that will be recognized over the next 25 years.

Renewable Energy Certificates (RECs) are the renewable energy attributes associated with generating electricity from a renewable resource. RECs are issued to track renewable energy generation in states with Renewable Portfolio Standards (RPS). RPSs require a certain percentage of total electricity production to be generated from renewable energy. Demand has been created as certain entities are required to purchase renewable energy, or renewable energy credits if they do not generate renewable energy themselves. The Company may enter into various sales agreements with energy providers or other third parties for the sale of the RECs generated by

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

its SESs. Generally, these agreements span several years and contain both production and receiving warranties for both parties which provide for reasonable and estimated damages in the event of nonperformance. The Company does not anticipate any production shortfalls for any of its agreements since excess capacity from one system in a state can be used to offset shortfalls in another system in the same state. Certain states allow reciprocity with regard to RECs.

In some states, an RPS has a specific solar requirement as opposed to a general renewable energy requirement. In those states, solar RECs or SRECs are separated from other RECs. Generally, the Company retains the rights to the SRECs and RECs awarded based on the power generated by its SES. In certain instances, the Company assigns its right to the SRECs or RECs to the customer. The Company recognized $762 from the sale of SRECs and RECs to third parties for the years ended December 31, 2008. Current fixed-price contractual arrangements to sell SRECs range in price from $7.50/MWh to $320/MWh and have terms that range from one to 19 years. Generally, this revenue was the result of entering into contractual agreements to sell at fixed prices all the SRECs generated by specific SESs. As a result, for those SESs generating SRECs for which the Company has a fixed-price contractual arrangement to sell the SRECs, the Company has recognized the sale of the SREC as revenue from incentives and SRECs in the accompanying consolidated statements of operations.

Incentive and SREC revenue consists of the following:

Years Ended December 31, 2008
Deferred subsidies	$406
Performance-based incentives	9,316
Solar renewable energy certificates	762

Total incentive and SREC revenue	$10,484

Accounts Receivable

Accounts receivable consists primarily of receivables from the Company’s energy system rentals, incentive and SREC revenue and, where applicable, third party billings for construction of a SES. For the third party billings for construction of a SES, the Company generally does not require collateral with respect to accounts receivable.

The Company records an allowance for uncollectible accounts receivable through a charge to operations in amounts equal to the estimated losses expected to be incurred in collection of the accounts. The estimated losses are based on historical collection experience and a review of specific past-due receivables. Customer accounts are written off against the allowance for doubtful accounts when an account is determined to be uncollectible.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Warehouse Inventories

Inventories are stated at the lower of cost or market. The cost of inventories is based on the first-in, first-out (FIFO) method for raw materials and project-specific cost identification for work-in-process.

Income Taxes

Sun Edison LLC was formed as a limited liability company and, accordingly, is not subject to U.S. Federal or state income taxes, although certain of its incorporated subsidiaries are subject to Federal income taxes or local country taxes as well as local jurisdiction taxes. The Company accounts for income taxes using the asset and liability method, in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which it is expected that those temporary differences will be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the results of the Company’s operations during the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

Property, Equipment and Leased Solar Energy Systems

Property and equipment is stated at cost. SESs capitalized under sale/leaseback transactions are recorded at the lesser of their fair value or the net present value of the future minimum lease payments less the deferred gain on the respective sale/leaseback transaction. Expenditures for repairs and maintenance are charged to income as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is reported in current-year operations. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Depreciable lives are as follows:

Computer and peripherals	3 years
Machinery and equipment	5 to 7 years
Vehicles	3 to 5 years
Solar energy systems	20 to 35 years

Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining lease term.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Long-Lived Assets

The Company accounts for its long-lived tangible assets and amortizable intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As a result, the Company assesses long-lived assets, including its property and equipment, for impairment whenever events or changes in business circumstances arise that may indicate that the carrying amount of the long-lived asset may not be recoverable. These events would include significant current-period operating or cash flow losses associated with the use of a long-lived asset or group of assets combined with a history of such losses, significant changes in the manner of use of assets and significant negative industry or economic trends.

Equity-Based Compensation Plans

As discussed more fully in Note 17, the Company maintains two equity-based compensation plans including one plan which is accounted for as a liability plan and has issued other equity unit-based payments to employees. The Company accounts for all unit-based awards under the provisions of SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires all equity-based payments to employees to be classified as either equity awards or liability awards. Awards that can compel the Company to settle the award by transferring cash or other assets rather than by issuing equity instruments are considered liability awards.

Awards classified as equity awards are recognized in the financial statements based on their estimated grant-date fair values. The Company generally determines the fair value of its awards using the Black-Scholes-Merton option valuation model, which incorporates assumptions such as expected life, interest rate, volatility, and dividend yield. The estimated fair value is recognized (generally as compensation expense) over the requisite service period for all awards that are expected to vest using the straight-line method. Compensation cost is not recognized for awards that do not vest because service conditions are not satisfied.

Awards classified as liability awards under equity-based compensation arrangements are also measured at estimated fair value. However, the measurement date for liability awards is the date of settlement. Accordingly, liabilities incurred under the Company’s equity-based payment arrangements classified as liabilities are remeasured at estimated fair value at the end of each reporting period

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

until settlement. Changes in estimated fair value are recognized as a component of compensation expense. The percentage of the fair value that is accrued as compensation cost at the end of each period is the percentage of the requisite service that has been rendered at that date. Changes in the fair value of a liability that occur after the end of the requisite service period are compensation cost of the period in which the changes occur. Any difference between the amount for which a liability award is settled and its estimated fair value is an adjustment of compensation cost in the period of settlement. Ultimately, the amount of compensation cost recognized for a liability award will be equal to the amount for which the award is settled.

Goodwill and Other Intangible Assets

The Company has recorded goodwill and other intangible assets upon the acquisition of certain businesses. Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. Goodwill and other intangible assets determined to have indefinite lives are not amortized, but rather are subject to an impairment test on an annual basis, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Other intangible assets that have determinable estimated lives are amortized over those estimated lives. The method of amortization reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliably determined, a straight-line amortization method is used. The goodwill impairment test involves a two-step approach. Under the first step, the Company determines the fair value of each reporting unit to which goodwill has been assigned. The operating segments of the Company are the reporting units for the impairment test. The Company compares the fair value of the reporting unit to its carrying value, including goodwill. If the estimated fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, goodwill is considered potentially impaired and the second step is completed in order to measure the impairment loss. Under the second step, the Company calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. The Company then compares the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, the Company recognizes an impairment loss equal to the difference.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The Company considers multiple approaches to estimate the fair value of its reporting units for its goodwill impairment tests. Those approaches generally include a discounted cash flow methodology, and when applicable, the cost/latest round of financing approach. The discounted cash flow approach is based on estimated future cash flows – which are based upon historical results and current projections and are discounted at a rate corresponding to a market rate. The cost/latest round of financing approach presumes that an outside investor at the time of the initial investment has considered near-term company performance in determining investment valuation and, thus, is indicative of fair value.

The Company has elected to perform its annual goodwill impairment tests on October 1. The Company cannot predict the occurrence of certain events that might adversely affect the reported value of goodwill. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material negative change in its relationships with significant customers. See Note 6 regarding impairment charges recognized during 2008.

Derivative Instruments

The Company accounts for its derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). SFAS 133 establishes accounting and reporting standards for derivative instruments as either assets or liabilities in the statement of financial position based on their fair values. Changes in the fair values are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. Derivative instruments are designated and accounted for as either a hedge of a recognized asset or liability (fair value hedge) or a hedge of a forecasted transaction (cash flow hedge). For derivatives designated as effective cash flow hedges, changes in fair values are recognized in other comprehensive income. Changes in fair values related to fair value hedges as well as the ineffective portion of cash flow hedges are recognized in earnings. Changes in the fair value of the underlying hedged item of a fair value hedge are also recognized in earnings.

Concentration of Credit Risk

The Company has cash deposits in financial institutions in excess of the amount insured by agencies of the federal government. In assessing this credit risk, the Company periodically evaluates the financial status of these financial institutions.

Advertising Costs

The Company expenses advertising costs as incurred. Total advertising expenses were $425 for the year ended December 31, 2008. The Company does not incur any direct-response advertising costs and has not capitalized any advertising costs in its consolidated balance sheets.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt, all of which have a carrying value that approximates fair value. Notes payable with fixed rates of interest are estimated to have carrying amounts that approximate fair value due principally to the short term of such fixed rate debts. The Company’s variable rate debt approximates fair value because these instruments are designed so that they periodically adjust to reflect changes in overall market interest rates and the Company’s credit standing has not changed significantly since their issuance. See Note 7, “Fair Value Measurements,” for further information.

Foreign Currency

The Company transacts business in various foreign countries. In general, the functional currency of a foreign operation is the local country’s currency. Consequently, revenues and expenses of operations outside the United States are translated into United States dollars at the average exchange rates in effect during the year while assets and liabilities of operations outside the United States are translated into United States dollars using rates of exchange prevailing on the date of the consolidated balance sheets. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive loss in the accompanying consolidated balance sheets. Foreign currency transaction gains or losses are recognized in income in the year of occurrence.

The Company had certain intercompany loans to its foreign subsidiaries for which the Company concluded such amounts were not long-term invested. As such, the Company has recognized approximately $8,891 of foreign currency transaction losses for the period ended December 31, 2008.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 creates a model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing a minimum recognition threshold, which all income tax positions must achieve before being recognized in the financial statements. In addition, FIN 48 requires expanded annual disclosures, including a roll-forward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of the unrecognized tax benefit will significantly increase or decrease within twelve months. On February 1, 2008, the FASB issued FASB Staff Position (“FSP”) No. FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to formally defer the effective date of FIN 48 for certain nonpublic enterprises until annual financial statements for fiscal years beginning after December 15, 2007. On December 30, 2008, the FASB issued FASB FSP No. FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, to further delay the effective date of FIN 48 for certain nonpublic enterprises until annual financial statements for fiscal years beginning after

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

December 15, 2008. The Company adopted FIN 48 effective January 1, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. SFAS 157 does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for financial assets and liabilities recognized or disclosed in the accompanying consolidated financial statements. The standard does not expand the use of fair value to any new circumstances. The Company adopted SFAS No. 157 effective January 1, 2008.

On February 12, 2008, the FASB issued FASB Staff Position SFAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157”). FSP 157 delayed, for one year, the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements on at least an annual basis. The Company adopted SFAS 157 as of January 1, 2008, except for those provisions deferred under the FSP 157. The deferred provisions of SFAS 157 will be effective in 2009. The Company does not expect the adoption of the deferred portions of SFAS 157 to have a material effect on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, but adoption is not required. The Company has currently chosen not to elect the fair value option for any items that are not already required to be measured at fair value in accordance with generally accepted accounting principles.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008, and therefore, is effective for the Company beginning January 1, 2009. Early adoption of this standard is not permitted. The Company does not expect the adoption of SFAS 141R to have a material effect on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires that accounting and reporting for minority interests be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15,

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

2008, and therefore, is effective for the Company beginning January 1, 2009 and must be applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material effect on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – An amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS No. 133 to require qualitative disclosure about objectives and strategies for using derivatives; quantitative disclosures about fair value amounts and gains and losses on derivative instruments; and disclosures about credit-risk-related contingent features in derivative agreements. This statement is intended to improve financial reporting about derivative instruments and hedging activities through the enhanced disclosures in order to enable investors to better understand their effects on an entity’s financial position, financial performance, and

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008, and therefore, is effective for the Company beginning January 1, 2009. The Company does not expect the adoption of SFAS 161 to have a material effect on its consolidated financial statements.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, Disclosures About Credit Derivatives and Certain Guarantees. FSP FAS 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance and cash flows of the sellers of credit derivatives. FSP FAS 133-1 and FIN 45-4 is effective for fiscal years beginning after November 15, 2008. The adoption of these standards is not expected to have a material effect on the consolidated financial statements.

Liquidity and Capital Resources

The U.S. and worldwide financial markets have recently experienced unprecedented volatility, particularly in the financial services sector. No assurance can be given that the current parties to the Master Lease Arrangement will satisfy their funding commitments to the Company in a timely manner, or at all. If the current parties to the Master Lease Arrangement do not satisfy their funding commitments, the Company may pursue other means to extend its liquidity and raise capital. Alternative actions the Company could take include adding additional financial institutions to the Master Lease Arrangement, a capital infusion through an equity or debt investment from a strategic partner, a capital infusion through the sale of additional debt or equity, the renegotiation of vendor payment schedules to defer payments into the future, the postponement of certain discretionary spending and other restructuring actions, or some combination of these actions.

The Company’s operations are subject to significant risks. The Company will also require capital resources to construct its planned 2009 megawatt (“MW”) installation. Late in 2008 the Company implemented a restructuring plan that will result in a reduction of selling, general and administration expenses in 2009 of approximately $19,000. The Company’s current operating assumptions and projections reflect management’s best estimate of future revenue, operating expenses, and capital commitments, and indicate that the Company’s current sources of liquidity, should be sufficient to fund operations through at least December 31, 2009.

Supplemental Cash Flow Disclosures

For the Years Ended December 31, 2008
Supplemental cash flow information:
Interest paid	$9,296

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

2. Acquisitions

Effective December 19, 2008, the Company acquired 100% of the issued and outstanding shares of BISS Business Institute Solar Strategy GmbH, a company organized under the laws of Germany, (“BISS”) for total potential consideration of approximately $15,500. The purchase consideration at closing consisted of cash and assumption of debt of approximately $2,900, 10.0 Class A units with a fair market value at closing of approximately $1,400. In addition, the purchase agreement provides for contingent consideration in the form of Class A unit rights with a fair market value of approximately $11,200. The rights enable the holder to acquire the same number of units for no additional consideration. The value of the closing consideration and the contingent consideration is related to employment agreements and is considered to be compensation and will be expensed in the periods services are provided. The BISS acquisition provides the Company direct access to 300 MW of project opportunities and supports the Company’s growth initiatives in Europe.

On March 7, 2008, the Company acquired 100% of the issued and outstanding shares of Local Electric Co., Inc., an Oregon corporation and installer of solar energy systems in Portland in an all-cash transaction for approximately $337. Included in the assets acquired was $326 in goodwill and $291 of identifiable intangibles.

Effective January 1, 2008, the Company acquired 100% of the issued and outstanding shares of EnFlex Corporation (“EnFlex”) for total potential consideration of approximately $20,000. Purchase consideration consisted of cash and assumption of debt of approximately $5,700, 20.6 Class A units with a fair market value at closing of approximately $4,100 and a note payable to the

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

owners of $4,900. In addition, the purchase agreement provides for contingent consideration in the form of Class A units with a fair market value of approximately $5,300. The contingent consideration is contingent on a performance condition and will be recognized as purchase consideration at the time the performance condition is deemed probable of being met. Subsequent to the effective date, 3.4 Class A units with a fair market value of approximately $700 of the contingent consideration had been earned based on meeting certain performance conditions. In addition, the purchase agreement calls for Class A units valued at approximately $4,600 to be granted to certain EnFlex executives for continued employment with the Company for a period of approximately two years from acquisition. The Company will recognize this as compensation expense ratably over the periods in which the employment relates.

EnFlex develops and sells web-based software for the control and monitoring of commercial energy and environmental control systems. Included in the assets acquired was $8,600 in goodwill and $10,900 of identifiable intangibles, subject to amortization, consisting of technology, patents, customer lists and other intangibles with a weighted-average useful life of 9.1 years. The notes issued in the EnFlex acquisition mature on December 31, 2009, and bear interest at an annual rate of 12.0% and provide for quarterly payments of principal and interest commencing on the last day of the quarter during which the six-month anniversary of the closing occurs. The notes shall accelerate with all principal and accrued interest payable at the earlier of an initial public offering of the Company or if the Company raises an additional $50,000 in either equity or unsecured debt in a single transaction or a series of related transactions during the term of the notes.

Subsequent to the acquisition of EnFlex, the Company concluded conditions occurred that resulted in an impairment of the long lived assets and goodwill of EnFlex (see Note 6).

These acquisitions were accounted for using the purchase method of accounting and, accordingly, the operating results have been included in the Company’s consolidated financial statements since the date of acquisition.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

3. Inventories

Inventories consist primarily of raw materials (primarily solar panels) and work-in-process. Work-in-process includes materials and other capitalizable costs incurred to construct SESs not under contract to be sold nor expected to be transferred to property and equipment upon completion. Summarized inventory data is as follows:

December 31, 2008
Raw materials	$53,026
Work-in-process	23,731

Total inventory	$76,757

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

4. Property, Equipment and Leased Solar Energy Systems

Property, equipment and leased solar energy systems consists of the following:

December 31, 2008
Machinery and equipment	$14,228
Vehicles	3,386
Leasehold improvements	1,833
Asset retirement costs	2,173

21,620
Less: Property and equipment accumulated depreciation and amortization	3,657

Total property and equipment, net	17,963

Construction-in-progress – solar energy systems	46,103
Solar energy systems	267,997

Total gross solar energy systems	314,100
Less: deferred gains on sale/leaseback transactions	47,740

266,360
Less: solar energy systems accumulated depreciation and amortization	5,415

Total solar energy systems, net	260,945

Total property, equipment and leased solar energy systems, net	$278,908

Depreciation expense was $6,940 for the year ended December 31, 2008, respectively. The Company recorded $2,381 of amortization of assets recorded under capital leases, which is included in depreciation expense, for the year ended December 31, 2008.

As described in Note 1, the Company typically sells a SES and simultaneously leases back the SES from the buyer/lessor under the Master Lease or other sale/leaseback arrangement. The gain, if any, on the sale/leaseback transaction is recorded as a deferred gain and is recorded as a contra-asset that reduces the cost of the SES, thereby reducing depreciation expense over the term of the lease. Generally, as a result of various tax attributes that accrue to the benefit of the lessor/tax owner, the cost of the SES is recorded as the net present value of the future minimum lease payments as this amount is lower than the fair market value of the SES at the lease inception date. Depreciation expense was reduced by amortization of deferred gain in the amount of $1,031 for the year ended December 31, 2008.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

5. Intangible Assets

Amortization of intangible assets for the years ended December 31, 2008 was $2,087. As of December 31, 2008, future amortization of $48 will be recorded in 2009. The following table shows the roll-forward of goodwill reflected in the consolidated financial statements resulting from the Company’s acquisition activities:

Goodwill

Balance December 31, 2007	$1,248
Attributable to 2008 acquisitions	8,923
Attributable to 2008 impairments	(8,587)

Balance December 31, 2008	$1,584

The Company’s other intangible assets are summarized below:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Amortization Method
As of December 31, 2008
Project pipeline	$97	$81	$16	2 months/straight-line
Contract rights	193	161	32	2 months/straight-line

Total amortizable other intangible assets	$290	$242	$48

6. Impairment of Goodwill and Other Intangible Assets

During the quarter ended December 31, 2008, the Company initiated legal proceedings against the former owners of EnFlex regarding representations and warranties that the former owners of EnFlex made and that the Company relied upon in commencing its acquisition of EnFlex. In connection with this action, the Company performed an impairment assessment of the identifiable intangibles and goodwill principally recorded upon the acquisition of EnFlex. The assessment was performed in conjunction with the legal proceedings which are centered around the quality of the technology, ownership of certain patents, and the other assets acquired in the acquisition. Based on these factors, it was determined that the goodwill and other intangible assets may have become impaired by December 31, 2008. Accordingly, the Company performed an undiscounted cash flow analysis to determine whether impairment existed. Because the estimated undiscounted cash flows for the EnFlex operations were less than the carrying value of the net assets, the Company determined the fair value of the remaining net assets using a discounted cash flow analysis.

As a result of the review, the Company determined that the carrying values of its goodwill and certain other intangible assets were not likely to be fully recoverable. Accordingly, at December 31, 2008, an impairment charge of $24,523 was recorded, which represents the difference between the carrying value and the Company’s estimate of the fair value of goodwill and other intangible assets.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

With respect to the Company’s litigation against the former owners, it has accrued $6,420 as it relates to potential amounts due to the former owners for payments of a note payable pursuant to the acquisition, contingent consideration potentially earned as well as potential termination benefits as the Company has concluded such amounts are estimatable and probable of being paid. However, the Company has not recognized any offset of these amounts for recovery of purchase consideration pursuant to its legal proceeding against the former owners as this represents a gain contingency and will not be recognized until received.

7. Fair Value Measurements

As disclosed in Note 1, the Company adopted SFAS No. 157 effective January 1, 2008, with respect to the fair value measurement and disclosure of financial assets and liabilities. As disclosed in Note 1, the effective date of SFAS No. 157 with respect to the fair value measurement and disclosure of nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, is January 1, 2009. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under SFAS No. 157 as the exchange price that would be received for an asset or paid to transfer a liability (“an exit price”) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The Company has various financial instruments that must be measured under the new fair value standard which include time deposits and notes receivable. The Company currently does not have nonfinancial assets and nonfinancial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 – Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 – Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including its own data.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

In accordance with the fair value hierarchy described above, the following table shows the fair value of our financial assets and liabilities that are required to be measured at fair value as of December 31, 2008, which are classified as prepaid expenses and other current assets, noncurrent restricted cash and other accrued expenses:

	Fair Value Measurements as of December 31, 2008
Description	Total	Level 1	Level 2	Level 3
Assets:
Time deposits	$1,407	$—	$1,407	$—
Forward foreign currency contracts	77	—	77	—

Total assets	$1,484	$—	$1,484	$—

Liabilities:
Interest rate swaps	$2,309	$—	$2,309	$—

Total liabilities	$2,309	$—	$2,309	$—

The Company’s time deposits, forward foreign currency contracts and interest rate swaps are classified within Level 2 of the fair value hierarchy because they are valued primarily using alternative pricing sources and models utilizing market observable inputs with reasonable levels of price transparency.

8. Due to Affiliates and Related Party Transactions

A member of the Company owns 100% of the equity interests in SunE WF4 Providence, LLC, a special-purpose limited liability company (“SunE WF4”), established to own and operate a solar system at a Whole Foods grocery store in Providence, RI. The Company is the manager of SunE WF4 and performs certain billing and operations and maintenance services at an approximate cost of less than $1 per year for no fee.

The Company leases its San Clemente, California office and warehouse space from a member through a leasing arrangement which expired and was renewed in February 2008 for two years. The two-year lease agreement initial rental payments are approximately $13 per month and are comprised of base rent, association fees, property taxes and insurance. The base rent increases by 3% in the second year of the lease. Total lease payments made to this affiliate were $126 for the year ended December 31, 2008.

The Company has entered into a joint venture with Allco Financial, a member of the Company, to develop, own and operate solar energy systems in Ontario, Canada under the Ontario Standard Offer Program (“the Allco Ontario Joint Venture”). The Company will share in the profits of project development and ownership of projects based in Ontario, Canada, after receiving a guaranteed minimum

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

construction profit on the SESs built. In addition, the Company also has entered into a joint venture with Allco Financial to develop solar energy systems financed with Clean Energy Renewable Bonds (“CREBs”) received from the Federal government under the Energy Policy Act of 2005 (the “Allco CREBS Joint Venture”). Under the joint venture agreement, the Company has sole responsibility for constructing the solar energy systems and receives a fixed margin for completing this work. All revenues received following construction of the solar energy systems are shared equally between the joint venture partners. The Company and Allco have not commenced any projects or other activities under these two agreements, and, accordingly, no revenue has been earned to date.

9. Asset Retirement Obligations

The Company operates under SPSAs with customers that include a requirement for the removal of the SES at the end of the term of the agreement. These asset retirement obligations are accounted for in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that the fair market value of the liability to remove the SES be recognized in the period in which the obligation is incurred. The estimated asset retirement costs are capitalized as a part of the carrying value of the long-lived asset and subsequently allocated to expense over the asset’s estimated useful life. In addition, accretion expense, defined as the increase in expense resulting from the passage of time, is recognized as an increase in the carrying amount of the liability and as a selling, general and administrative expense in the consolidated statements of operations.

The estimated asset retirement cost recorded in fixed assets was $2,173 at December 31, 2008. The related asset retirement obligation, classified as a long-term liability, was $2,313 at December 31, 2008. Accretion expense has been recorded in the amount of $125 for the years ended December 31, 2008.

A reconciliation of the change in the liability for asset retirement obligations for the year ended December 31, 2008, is as follows:

Balance at December 31, 2007	$271
Additional obligations	1,917
Accretion expense	125

Balance at December 31, 2008	$2,313

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

10. Debt

Debt consists of the following:

December 31, 2008
Revolving credit facilities, bearing interest at LIBOR plus 3.0%, due December 31, 2009	$44,121
Revolving credit facilities, bearing interest at Prime plus 0.5%, due December 31, 2009	—
Bridge note, bearing interest at LIBOR plus 7.0%, due July 15, 2009	30,000
Capital leases, bearing interest at 6.9% to 13.0% (see Note 11)	115,603
Finance obligations, bearing interest at 4.0% to 5.7%	97,610
Special-Purpose Limited Recourse Debt:
Fortis Credit Facility, due June 30, 2027	15,034
SunE Sky First Light LP, due 2024	11,031
EnFlex notes, 12%, due December 31, 2009	3,655
Vendor Note, bearing interest at 7.75%, due April 1, 2010	1,260
Other	571

318,885
Less: current portion	93,661

Long-term debt and capital leases	$225,224

Revolving Credit Facilities ($44,121)

On November 28, 2006, NVT, a subsidiary of the Company, entered into a loan agreement with HSH Nordbank AG, New York Branch (HSH), which expires on December 31, 2009. HSH became a member of the Company in 2007. The loan agreement allows NVT to borrow up to $50,000 on a revolving basis to fund the procurement of solar equipment and the construction of solar projects. HSH advances 80% of the value of photovoltaic modules and inverters to NVT as inventory loans and 70% of the remaining balance of system and construction costs as construction loans if HSH is the lender and 50% of the construction costs as construction loans if another lender is used. In addition, the loan agreement was amended on March 27, 2008 to accommodate international loans with advances of 80% of the value of photovoltaic modules and inverters to NVT as inventory loans and 50% of the remaining balance of system and construction costs as construction loans. The inventory loans are collateralized by the modules and inverters, and the construction loans are collateralized by all assets of the respective project companies. The Company has guaranteed NVT’s obligations under the loan agreement. The interest rate on this facility is the London Interbank Offered Rate (LIBOR) + 3%, with a commitment fee of 0.50% of the unused amount.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Revolving Credit Facilities ($0)

During 2008, SunEdison NLB, LLC (“NLB”), a subsidiary of the Company, entered into a loan agreement with a bank that expires on December 31, 2009. The loan agreement allows NLB to borrow up to $25,000 on a revolving basis to fund the procurement of solar equipment and the construction of solar projects. The bank advances 70% of the value of photovoltaic modules and inverters to NLB as inventory loans and 65% of the remaining balance of system and construction costs. The inventory loans are collateralized by the modules and inverters, and the construction loans are collateralized by all assets of the respective project companies. NLB is a bankruptcy remote entity and the facility is non-recourse to the Company. The interest rate on this facility is Prime plus 0.50% with a commitment fee of 0.50% of the unused amount.

Bridge Note ($30,000)

On December 17, 2007, the Company entered into a senior secured credit agreement (“the Bridge Note”) with HSH, with a maturity date of January 1, 2009. The Bridge Note will provide funding for the construction of four SES projects in Spain and is collateralized by the assets of the Company. The Bridge Note contains a prepayment clause which includes a mandatory prepayment within 60 days following the successful interconnection and commercial operation of the Spanish projects.

On August 29, 2008, the Company paid off the Bridge Note in Full and entered into a new senior secured credit agreement (“the New Bridge Note”) with HSH, with a maturity date of July 15, 2009. On September 5, 2008, the Company borrowed the full $30,000 available under this facility. The New Bridge Note will provide funding for the construction of five SES projects in Europe and is collateralized by the assets of the Company. The terms of the New Bridge Note are substantially the same as the original Bridge Note. The New Bridge Note contains a prepayment clause which includes a mandatory prepayment within 60 days following the successful interconnection and commercial operation of the five Spanish projects if prior to the July 15, 2009 due date.

Finance Obligations ($97,610)

As more fully described in Notes 1 and 11, in certain transactions under Master Lease arrangements, the Company is required to account for the proceeds of sale/leaseback transactions as a financing (failed sale/leaseback transaction). Generally, the SES subject to the financing collateralizes the lease obligation. Since applying the Company’s incremental borrowing rate to the financing obligation results in negative amortization throughout the lease period, the Company accounts for all payments as interest expense.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Special-Purpose Limited Recourse Debt

Fortis Credit Facility ($15,034)

On June 27, 2008, two of the Company’s special-purpose project companies, Parsosy Borges Blanques 1, S.L. (Borges) and Parsosy Juneda, S.L. (Juneda) entered into a credit facility agreement with a bank to provide up to €9,170 of term debt financing. Borges and Juneda are owned 50% by the Company, and 50% by Sunergy and are consolidated by the Company (see Note 1). The credit facility provides for two tranches, a €6,515 facility for Borges, and a €2,655 facility for Juneda. The credit facility matures on June 30, 2027 and bears a variable interest rate of Euribor plus 1.5%. In connection with this credit facility, Borges and Juneda entered into interest rate swap contracts with a total notional amount of €4,866 and €1,991, respectively, with a variable interest rate of Euribor plus 1.5% and a fixed rate of 6.6%. These swap agreements have been designated as cash flow hedges in accordance with SFAS 133 and, accordingly, are reflected at fair value in other accrued expenses in the consolidated balance sheet at December 31, 2008 (see Note 18). Additionally, on June 27, 2008, Borges and Juneda entered into a €1,546 VAT credit facility agreement with the same bank that matures on March 28, 2010 and bears a variable interest rate of Euribor plus 0.5%. The VAT credit facility provides for two tranches, a €1,094 facility for Borges, and a €452 facility for Juneda.

SunE Sky First Light LP ($11,031)

On November 14, 2008, one of the Company’s special-purpose project companies, SunE Sky First Light LP (“First Light”) entered into a credit agreement with a bank to provide a credit facility of CAD $37,200 that is comprised of a construction facility and a term facility. The construction facility has a maturity date which is the earliest of (i) January 8, 2010, (ii) 90 days following completion for the project, and (iii) the term conversion date for the project. The term facility has a maturity date which is the earlier of: (i) 15 years and 90 days following the date of completion and (ii) that date which is 15 years following the construction facility maturity date. On December 19, 2008, First Light borrowed CAD $13,480 under the construction facility. The construction facility bears an interest rate of Canadian Deposit Offering Rate (CDOR) plus 2.5% and the term facility bears an interest rate of CDOR plus an applicable margin that is scheduled to increase over the period of the term with a range from 2% to 3%. In connection with this facility, First Light entered into an interest rate swap contract on December 19, 2008 with a total initial notional amount of CAD $13,480, which increases upon scheduled draws on the construction facility, with a fixed rate of 3.3% and a variable rate of CDOR (see Note 18). The swap agreement has been designated as a cash flow hedge in accordance with SFAS 133 and, accordingly, is reflected at its fair value in other accrued expenses in the consolidated balance sheet at December 31, 2008.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

EnFlex Shareholder Notes ($3,655)

Effective January 1, 2008, the Company acquired 100% of the issued and outstanding shares of EnFlex. The Company issued to the owners notes payable totaling $4,500 as part of the purchase consideration. The notes mature on December 31, 2009, and bear interest at an annual rate of 12.0% and provide for quarterly payments of principal and interest commencing on the last day of the quarter during which the six-month anniversary of the closing occurs. The notes shall accelerate with all principal and accrued interest payable at the earlier of an initial public offering of the Company or if the Company raises an additional $50,000 in either equity or unsecured debt during the term of the notes. In December 2008, two of the notes were amended which extended payments totaling $312 into 2010.

Vendor Note ($1,260)

Effective May 30, 2008, the Company entered into a purchase agreement for software in exchange for a note payable due to the software company. The note requires quarterly payments of $225 commencing on July 1, 2008 and matures on April 1, 2010. The agreement bears no interest rate and is recorded net of the imputed interest rate of 7.75%

As of December 31, 2008, the aggregate maturities of debt and capital leases based on their contractual terms are as follows:

2009	$93,661
2010	13,788
2011	13,218
2012	12,950
2013	7,910
Thereafter	177,358

Total	$318,885

11. Leases

Capital Leases and Finance Obligations

On April 18, 2007, the Company executed a master lease agreement with HSH which provides for the sale and simultaneous leaseback of certain solar power generation equipment constructed by the Company. On September 25 and September 29, 2008, the Company executed additional master lease agreements with HSH and an institutional investor, respectively. The total aggregate remaining open funding commitments under these master lease agreements at December 31, 2008, were $64,580. As of December 31, 2008, the Company executed 132 such lease transactions at approximately $269,200. Generally, the terms of the leases are 25 years with certain leases providing terms as low as 10 years and provide for an early buyout option. The specified rental payments are based on projected cash flows that the solar energy system will generate.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The Company leases its headquarters in Beltsville, Maryland, as well as other office and warehouse space under noncancelable operating leases with expiration dates from 2009 through 2014. The leases require the Company to pay property taxes, common area maintenance and certain other costs in addition to base rent. The Company also leases certain vehicles and equipment under capital leases. Future payments under the Company’s noncancelable capital and operating leases, including the sale/leaseback transactions discussed in Notes 1 and 4, are as follows:

	Capital Leases	Operating Leases	Total
2009	$19,942	$2,053	$21,995
2010	18,465	1,717	20,182
2011	17,648	1,522	19,170
2012	16,685	959	17,644
2013	10,542	464	11,006
Thereafter	106,307	81	106,388

Total minimum lease payments	189,589	$6,796	$196,385

Less amounts representing interest	(73,986)

Present value of minimum lease payments	115,603
Less current portion of obligations under capital leases	(12,354)

Noncurrent portion of obligations under capital leases	$103,249

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The Company’s rent expense was $2,180 for the year ended December 31, 2008. As of December 31, 2008, the gross amounts of assets recorded under capital leases are summarized in the following table and included in property and equipment.

2008
Solar energy systems	$78,939
Vehicles	1,099
Machinery and equipment	2,928

Total	82,966
Accumulated amortization	(2,707)

Net book value	$80,259

12. Warrants

On December 28, 2007, the Company issued a unit purchase warrant to a member of the Company. The warrant entitles the member to purchase 24.9962 Class C Units at a price equal to $241,225 per unit and expires on December 31, 2010. The warrant is exercisable upon the later of either:

•	The earlier of the consummation of an initial public offering of the Company or January 1, 2009, and

•

The earlier of an additional investor executing a definitive agreement with the Company to participate in the Company’s U.S. project finance fund SunE Solar III, LLC or its successor which is facilitated by the member or the date Sun Edison LLC, or its affiliates, executes definitive documentation to become the engineering, procurement and construction contractor for a solar energy system managed by Allco Capital Limited LLC of at least 30MW.

The estimated fair value of the warrant on the date of issuance calculated using the Black-Scholes-Merton option-pricing model was approximately $3,100. The estimated fair value of the warrant was computed using the following assumptions: an exercise price of $241,225 per unit; a fair value of $280,043 per unit; an expected term of 2.0 years; a risk-free rate of 4.6%; a dividend yield of zero;

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

and expected volatility of 67.4%. The fair value of the Class C Unit was determined by a recent investment in Class C Units by a third party.

13. Income Tax Expense (Benefit) and Related Deferred Income Taxes

Under SFAS 109, Accounting for Income Taxes, income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

In current and prior years, the Company operated as a limited liability company (LLC) and, accordingly, was not subject to U.S. federal and state taxes. Instead income was passed through to the Company members and the members are subject to U.S. federal and state and international taxes. However, certain U.S. subsidiaries are corporations and are subject to U.S. federal and state income taxes, and the Company’s foreign operations are subject to tax in their local jurisdictions.

The income tax provision consisted of the following:

Year Ended December 31, 2008
Current income tax expense / (benefit):
Federal	$(1)
State	—
Foreign	—

Total current	(1)
Deferred income tax expense / (benefit):
Federal	(2,830)
State	(365)
International	—

Total deferred	(3,195)

Total income tax expense / (benefit)	$(3,196)

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Deferred tax assets and liabilities are established using the enacted statutory rates and are adjusted for any changes in such rate in the period of change. The items that gave rise to deferred taxes at December 31, 2008, were primarily net operating losses for the incorporated subsidiaries and foreign entities, depreciation and amortization, and revenue deferred for GAAP purposes that is currently taxable.

Deferred income tax assets and liabilities were comprised of the following:

December 31, 2008
Deferred Tax Assets:
Net operating loss carryforwards	$6,480
Accrued expenses	205
Depreciation and amortization	59
Deferred revenue	622

Total	7,366
Valuation allowance	(7,248)

Net deferred tax assets	118
Deferred Tax Liabilities:
Depreciation amortization	44
Cash to accrual adjustments	75

Total	(119)

Net Deferred Tax Asset / (Liability)	$(1)

Net operating loss carryforwards were $19,685 at December 31, 2008. If unused, $17,909 will expire between 2009 and 2028. The remainder, totaling $1,776 at December 31, 2008, may be carried forward indefinitely. The Company reviewed the realizability of the net operating losses of the U.S. subsidiaries and recorded a full valuation allowance against them. The Company reached this position based on the cumulative loss position and uncertainty of future taxable income. Additionally, the net operating losses generated at the foreign entities have been offset with full valuation allowances given the foreign entities have no earnings history.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The Company has undistributed earnings of foreign subsidiaries of approximately $0 at December 31, 2008, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

A reconciliation of U.S. federal statutory income tax rate to the Company’s actual income tax rate is provided below:

Year Ended December 31, 2008
Statutory rate	35.0%
Tax effect of losses passed through to members	(23.3)
State income taxes, net of federal income tax benefit	1.1
Foreign earnings taxed at lower rates	(0.6)
Valuation allowance	(5.4)
Write-off goodwill	(4.5)
Other, net	—

Effective tax rate	2.3%

The ultimate realization of deferred tax assets depends on the generation of sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions during the future periods in which the related temporary differences become deductible. However, the deferred tax asset associated with the deferred revenue that results from the tax recognition of the sale/capital leaseback transactions as a sale for tax purposes will reverse for financial reporting purposes as the book deferred profit is amortized over the life of the asset.

On January 1, 2008, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes — Interpretation of SFAS No. 109,” which recognizes the impact of a tax position in the financial statements if it is more likely than not that the position would be sustained on audit based on the technical merits of the position. The Company did not identify or record any material uncertain tax positions. As of December 31, 2008, the Company has not recorded any unrecognized tax benefits other than the amount acquired during the EnFlex acquisition. Any accrued interest and penalties related to unrecognized tax benefits will be recognized as a component of income tax expense. As such, during the year ended December 31, 2008, the Company recorded interest of $0 related to unrecognized tax benefits and as of December 31, 2008, the Company recorded a liability of $0 for accrued interest. The Company does not expect any change in unrecognized tax benefits prior to December 31, 2009.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

14. Purchase and Other Commitments and Contingencies

The Company has entered into module supply agreements with six suppliers. Total purchases under these agreements were $125,300 for the year ended December 31, 2008. The Company was committed to make the following minimum payments under these purchase commitments (in millions):

2009	$262.0
2010	292.5
2011	261.0
2012	200.0
2013	214.9

Total	$1,230.4

In addition, the Company has the option to purchase up to an additional $1,086,000 under these agreements over the next five years. One contract contains a provision which limits liquidated damages that either party is entitled to equal 5% of the unpurchased amount and is limited to $750 per year. In addition, another contract contains a provision which limits liquidated damages that either party is entitled to equal $100 if either party terminates in 2009. The remaining three contracts which represent purchase commitments of $1,140,600 contain no provisions allowing for termination for convenience with a predetermined termination fee. See Note 19 regarding subsequent events.

Legal Proceedings

In the normal course of business, the Company has been named as a defendant in various legal actions such as contract disputes, employment-related claims and other various claims seeking monetary damages. The claims are in various stages of proceedings and some may ultimately be brought to trial. Incidents occurring through December 31, 2008 may result in the assertion of additional claims. The Company maintains general liability, professional liability and employment practices liability insurance in amounts that it believes are appropriate, with varying deductibles for which it maintains reserves. Although the results of pending litigation are always uncertain, the Company does not believe the results of such actions currently threatened or pending, including those described below, will individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial position or results of operations.

The Company is a defendant in a lawsuit filed in Maryland state court in December 2008 by a former executive officer of the Company and unit holder in which the plaintiff asserts claims for, among other things, violation of Maryland securities laws in

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

connection with a tender offer that was made by the Company to holders of unit appreciation rights in July 2008, fraud and breach of his employment agreement. In February 2009, the Company filed a motion with the court to dismiss all of the claims. The plaintiff subsequently filed an amended complaint in February 2009, adding a new request for declaratory judgment. The Company has since filed a motion to dismiss all claims and has asked the court for summary judgment with respect to the declaratory judgment claim. Under all claims in the aggregate, the plaintiff is asking for $65,000 in damages plus the severance and other benefits provided for under his employment agreement. The Company has accrued the severance amounts payable under the defendant’s employment agreement. The Company has not recorded a liability for the plaintiff’s other claims and does not believe that the conclusion of this matter will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

15. Employee Savings Plan

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer allowable portions of their compensation on a pretax basis through contributions to the savings plan. The Company matches up to 4% of an employee’s contributions. Matching contributions are 100% vested at the time of contribution. The Company made matching contributions of $598 for the year ended December 31, 2008.

Effective May 1, 2009, the Company amended the Employee Savings Plan and discontinued matching contributions.

16. Equity-Based Compensation

Unit Appreciation Rights

2006 UAR Plan

During 2006, the Company adopted the Sun Edison LLC Unit Appreciation Rights (“UAR”) Plan (“the 2006 UAR Plan”). Under the 2006 UAR Plan, employees of the Company and its subsidiaries are eligible to be granted UARs. The Plan was amended in 2007 to add cash settlement upon termination of employment with the Company or a quarterly payment date. The cash settlement amount is the difference between the estimated fair value of a Class A Unit at the date of settlement and the value of the UAR established by the Board (“the hurdle rate”) at a conversion ratio of 25,000 UARs to equal one Class A unit. The plan is accounted for as a liability and at each reporting period the awards are recorded at their estimated fair value. Granted UARs under the 2006 UAR Plan cliff-vest 25% at the first anniversary date of employment and vest ratably over the remaining 36 months. Compensation cost for awards with graded vesting schedules is recognized on a straight-line basis over the requisite service periods.

The 2006 UAR Plan previously provided for an initial payment date of July 1, 2008 or October 1, 2008 (depending on the date on which the UARs were granted) with respect to UARs vested as of those dates. On June 25, 2008, the 2006 UAR Plan was amended to provide for an initial payment date of December 19, 2008. The amendment provided that the amount of the payments made on December 19, 2008 will equal the greater of the aggregate amount that the participants would have received with respect to their UARs that were vested as of July 1, 2008, October 1, 2008 and December 19, 2008, respectively, and the amount that the participants

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

would have received with respect to their UARs that were vested as December 19, 2008.

On July 7, 2008, the Company commenced an offer to all of its employees and directors to exchange their UARs that were granted under the 2006 UAR Plan and that are scheduled to settle in cash for UARs that generally are scheduled to settle in our Class A units. Those participants who accepted the Company’s offer and who receive Class A units or Class A shares of Sun Edison, in settlement of their UARs on December 19, 2008 generally will receive Class A units or Class A shares having a fair market value equal to 110% of the amount of cash that they would have received on that date had they declined the Company’s offer. This 10% premium was designed to encourage participants to accept the Company’s offer. As a result of the tender offer, the Company recognized $1,900 in additional expense and issued 70.3 Class A units at an aggregate value of $10,053 or $143,000 per Class A unit.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The total number of plan units that may be issued pursuant to grants of UARs under the 2006 UAR Plan shall not exceed 10,000. If UARs are cancelled, forfeited, exchanged or otherwise expire, the Plan units with respect to such UARs may become available for reissuance under the Plan. Along with the adoption of the 2008 UAR Plan, the Company suspended all future UAR grants under the 2006 UAR Plan.

The Black-Scholes-Merton weighted-average value of the UARs granted under the 2006 UAR Plan was $7.97 for the year ended December 31, 2008. Compensation expense charged to selling, general, and administrative expense on the consolidated statements of operations was $26,500 for the year ended December 31, 2008. As of December 31, 2008, there was $10,950 of total unrecognized compensation cost (net of expected forfeitures) related to unamortized UAR compensation expense which is expected to be recognized over a weighted-average period of 2.04 years.

The following is a summary of the Company’s 2006 UAR Plan UARs and changes during the year ended December 31, 2008:

	Number of UARs	Weighted- Average Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
UARs outstanding December 31, 2007	7,883,891	$1.820	—	$—
UARs granted	1,176,539	7.970	—	—
UARs exercised	(3,405,282)	1.847	—	—
UARs cancelled	(1,016,575)	3.449	—	—

UARs outstanding December 31, 2008	4,638,573	$3.002	7.57	$15,126

UARs expected to vest at December 31, 2008	4,212,226	$2.934	7.56	$13,912

UARs vested and exercisable at December 31, 2008	1,333,422	$2.496	7.50	$4,593

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The following table presents exercise price and remaining life information about UARs outstanding as of December 31, 2008:

	Number of Outstanding UARs As of 12/31/08	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Number Exercisable As of 12/31/08	Weighted- Average Exercise Price
Range of exercise prices
$0.861 – $0.861	1,446,732	7.47	$0.861	17,340	$0.861
2.212 – 2.212	120,277	7.50	2.212	3,531	2.212
2.518 – 2.518	2,081,311	7.50	2.518	1,312,551	2.518
4.875 – 4.875	187,865	7.45	4.875	—	0.000
5.830 – 5.830	64,125	8.00	5.830	—	0.000
7.970 – 7.970	738,263	7.95	7.970	—	0.000

$0.861 – $7.970	4,638,573	7.57	$3.002	1,333,422	$2.496

2008 UAR Plan

On June 25, 2008, the Company adopted the Sun Edison LLC 2008 Unit Plan (“the 2008 UAR Plan”), which provides for the grant of UARs that are scheduled to settle in the Company’s Class A units. All UARs granted since June 25, 2008 have been made under the 2008 UAR Plan. The UARs granted under the 2008 UAR Plan generally cliff-vest 25% at the first anniversary date of employment and vest ratably over the remaining 12 quarters. Compensation cost for awards with graded vesting schedules is recognized on a straight-line basis over the requisite service periods. However, unlike the 2006 UAR Plan, which provides that vested UARs may only be paid on specified dates or events, the 2008 UAR Plan permits the grant of UARs that generally may be exercised by the participant at any time after vesting for a period of up to 10 years.

The total number of plan units that may be issued pursuant to grants of UARs under the 2008 UAR Plan shall not exceed 7 million. If UARs are cancelled, forfeited, exchanged or otherwise expire, the Plan units with respect to such UARs may become available for reissuance under the Plan. At December 31, 2008, a total of 1 million UARs and 100 restricted units remain available to grant under the 2008 UAR Plan.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The Black-Scholes-Merton weighted-average value of the UARs granted under the 2008 UAR Plan was $8.719 for the year ended December 31, 2008. Compensation expense charged to selling, general, and administrative expense on the consolidated statement of operations was $4,824 for the year ended December 31, 2008. As of December 31, 2008, there was $27,460 of total unrecognized compensation cost (net of expected forfeitures) related to unamortized UAR compensation expense which is expected to be recognized over a weighted-average period of 3.72 years.

The following is a summary of the Company’s 2008 UAR Plan UARs and changes during the year ended December 31, 2008:

	Number of UARs	Weighted- Average Exercise Price	Remaining Contractual Term (Years)	Aggregate Intrinsic Value
UARs outstanding December 31, 2007	—	$—	—	$—
UARs granted	6,109,892	8.719	—	—
UARs exercised	—	—	—	—
UARs cancelled	(133,769)	8.890	—	—

UARs outstanding December 31, 2008	5,976,123	$8.715	9.72	$72,611

UARs expected to vest at December 31, 2008	4,863,917	$8.715	9.72	$59,170

UARs vested and exercisable at December 31, 2008	458,356	$8.890	9.59	$—

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

The following table presents exercise price and remaining life information about UARs outstanding as of December 31, 2008:

	Number of Outstanding UARs As of 12/31/08	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Number Exercisable As of 12/31/08	Weighted- Average Exercise Price
Range of exercise prices
$0.5.720 – $5.720	330,050	9.70	$5.720	—	$0.000
8.890 – 8.890	5,646,073	9.72	$8.890	458,356	$8.890

$5.720 – $8.890	5,976,123	9.72	$8.715	458,356	$0.000

The 2006 UAR Plan and the 2008 UAR Plan are administered by the Board or a Committee appointed by the Board to administer the plans on its behalf. The Committee has the responsibility, in its sole discretion, to control, operate, manage, and administer the Plan in accordance with its terms and has all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities.

The Company’s formula uses the following average values and weighted-average assumptions in valuing the UARs for the year ended December 31, 2008.

	2006 UAR Plan Years Ended December 31, 2008	2008 UAR Plan Years Ended December 31, 2008
Third party valuation of FMV on grant date	$0.861 – $7.97	$5.83 – $8.89
Hurdle rate	$0.861 – $7.97	$5.83 – $8.89
Expected remaining term	1.5 – 2.5 years	6.25 years
Volatility	89.8% – 108.8%	70.6% – 87.9%
Risk-free interest rate	0.76%	1.98% – 3.69%
Dividend yield	0.00%	0.00%

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Restricted Units

In August 2007, the Company granted 5.362 restricted Class A units to an executive. The fair value of each Class A unit at the date of grant was approximately $63 thousand, resulting in a total value of $338. There have been no other restricted units issued. The units were expensed ratably over the service period beginning on August 13, 2007 and ending February 1, 2008, and provided for cliff vesting. The units have been recorded in the consolidated balance sheet as these shares vest. Compensation expense charged to selling, general, and administrative expense on the consolidated statement of operations was $276 for the year ended December 31, 2008.

17. Members Equity

The Company has four classes of Economic Units as of December 31, 2008:

	Class A Units	Class B Units	Class C Units	Class D Units
Authorized	2,000	200	2,500	300
Issued	1,191	200	1,840	41
Outstanding	1,191	200	1,840	41

Normal operating distributions are made to each of the members in accordance with their respective percentage economic interests in the Company; provided, however, that if (a) prior to an initial public offering by any affiliate of the Company there is a sale of the Company and (b) the proceeds of such sale that would otherwise be distributed to each Class C and Class D member of the Company (plus all previous distributions to such member) would result in such member receiving less than the amount of such member’s capital investment plus an eight percent (8%) annualized rate of return on such investment (together, the “Minimum Return”), then the Company shall first make a payment to such member such that the member receives an amount at least equal to the Minimum Return, and thereafter, the remaining proceeds of the sale will be distributed to all of the other members of the Company in accordance with their respective percentage economic interests.

Upon a liquidation of the Company, after payment of all debts of the Company, the Company’s assets will be distributed to the members in the same manner as normal operating distributions.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Private Placement

On March 4, 2008, the Company issued 174.68 Class C Units, representing 5.79% of all issued and outstanding Economic Units of the Company, including economic unit equivalents, to several investors at an aggregate purchase price of $38,000 or for $217,545 per Class C unit. In addition, certain investors redeemed their existing units and were reissued units in a deemed dividend which resulted in a $5,811 charge against accumulated deficit. In the event the Company has an initial public offering within 18 months of closing and the offering price results in an equivalent price of $298,347 per Class C unit, the purchasers will be required to pay an additional $5,400 for the purchase of 174.68 Class C units. In connection with this private placement, the Company paid a placement fee of $820 to HSH.

On April 22, 2008, the Company issued 114.9189 Class C Units and 18.3870 Class D Units, representing 3.78% of all issued and outstanding Economic Units of the Company, including economic unit equivalents, to several investors at an aggregate purchase price of $29,000 or for $217,545 per Class C or Class D unit. In the event the Company has an initial public offering within 18 months of closing and the offering price results in an equivalent price of $298,347 per Class C unit, the purchasers will be required to pay an additional $4,200 for the purchase of 114.9189 Class C units and 18.3870 Class D units.

On May 8, 2008, the Company issued 68.9513 Class C Units and 22.9838 Class D Units, representing 2.54% of all issued and outstanding Economic Units of the Company, including economic unit equivalents, to two investors at an aggregate purchase price of $20,000 or for $217,545 per Class C or Class D unit. In the event the Company has an initial public offering within 18 months of closing and the offering price results in an equivalent price of $298,347 per Class C unit, the purchasers will be required to pay an additional $2,900 for the purchase of 68.9513 Class C Units and 22.9838 Class D units.

18. Derivative Instruments and Hedging Activities

The Company uses interest rate swaps and foreign currency forward contracts to manage risks generally associated with foreign exchange rate and interest rate price fluctuations. Each contract has been accounted for as a qualifying cash flow hedge in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”), whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected in the accompanying consolidated

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

financial statements. The counterparties to these agreements are international financial institutions. The fair values of the contracts are estimated by obtaining quotations from the financial institutions, which are parties to the Company’s contracts. The fair value is an estimate of the net amount that the Company would pay on December 31, 2008, if the agreements were transferred to other parties or cancelled by the Company.

Interest Rate Swaps

Certain fully owned subsidiaries of the Company entered into three interest rate swap instruments in 2008 and the Company has applied hedge accounting to all three instruments. The Company concluded that the instruments are perfectly effective by way of the “short-cut method” in accordance with FAS 133. The terms of the instruments are as follows:

Derivative	Notional Amount	Fixed rate	Variable rate	Effective Date	Termination Date	12/31/08 Fair Value
Interest rate swap #1 – Borges Blanques 1 (Fortis debt)	EUR 4,886	6.60%	Euribor plus 1.5%	7/31/2008	6/30/2023	$(761)
Interest rate swap #2 – Juneda (Fortis debt)	EUR 1,991	6.60%	Euribor plus 1.5%	7/31/2008	6/30/2023	(282)
Interest rate swap #3 – SunE Sky First Light (Nord LB debt)	CAD 13,480**	3.30%	CDOR *	12/19/2008	12/31/2027	(1,266)

Total						$(2,309)

*	CDOR (Canadian Deposit Offering Rate)
**	Notional amount is subject to increase by CAD 16,200 on March 31, 2009 and by CAD 7,520 on June 30, 2009 upon equal draws on the construction facility for a total of CAD 37,200

Under the swap agreements, the Company pays the fixed rate and the counterparties to the agreements pay the Company a floating interest rate based on the table above. The counterparties to these agreements are international financial institutions. The Company estimates the net fair value of these instruments as of December 31, 2008 to be a liability of approximately $2,309. The fair value is an estimate of the net amount that the Company would pay on December 31, 2008, if the agreements were transferred to other parties or cancelled by the Company.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

Foreign Currency Forwards

The Company entered into three foreign currency forward instruments in December 2008 and has applied hedge accounting to all three instruments in accordance with FAS 133. The terms of the instruments are as follows:

Derivative	Notional Amount	Exchange Rate	Effective Date	Termination Date	12/31/08 Fair Value
Foreign currency forward #1	$2,409	1.2451	12/15/08	5/12/09	$(37)
Foreign currency forward #2	2,507	1.1967	12/19/08	1/16/09	52
Foreign currency forward #3	2,508	1.1962	12/19/08	5/12/09	62

Total					$77

The counterparty to these agreements is an international financial institution. The Company estimates the net fair value of these instruments as of December 31, 2008 to be an asset of approximately $77. The fair value is an estimate of the net amount that the Company would pay on December 31 2008, if the agreements were transferred to other parties or cancelled by the Company.

Amounts recorded in accumulated other comprehensive income (loss) related to cash flow hedging instruments follow.

Year Ended December 31, 2008
Beginning balance	$—

Changes in fair value of derivatives	(2,486)
Reclassifications to earnings from equity	254

Total activity	(2,232)

Ending balance	$(2,232)

19. Subsequent Events

Solar Panel Purchase Termination Agreements

On March 6, 2009, the Company entered into an agreement with a contracted solar module supplier terminating $202,800 in purchase commitments for 2009 through 2011. The Company paid a breakage fee of $2,000 related to the agreement.

Sun Edison LLC

Notes to Consolidated Financial Statements—(Continued)

December 31, 2008

(Dollars in Thousands, Except Per Unit Amounts, Unless Otherwise Noted)

On March 31, 2009, the Company entered into an agreement with a contracted solar module supplier terminating $33,000 in purchase commitments for 2009. There was no breakage fee or penalty associated with the agreement.

See Note 14 for panel purchase commitments at December 31, 2008.

Additional Master Lease Facility

On February 11, 2009, the Company executed a master lease agreement with an institutional investor. This agreement provides for the sale and simultaneous leaseback of certain solar power generation equipment constructed by the Company and calls for a total maximum commitment of $20,000.